      As filed with the Securities and Exchange Commission on May 4, 2000

                                                      Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           the Securities Act of 1933

                                ---------------

                          CAREER EDUCATION CORPORATION
             (Exact name of registrant as specified in its charter)

                Delaware                               36-3932190
    (State or other jurisdiction of                 (I.R.S. Employer
     incorporation or organization)               Identification No.)
  2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois, 60195, (847)
                                    781-3600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 John M. Larson
                Chairman, President and Chief Executive Officer
  2895 Greenspoint Parkway, Suite 600, Hoffman Estates, Illinois, 60195, (847)
                                    781-3600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

        Lawrence D. Levin, Esq.                 Dennis V. Osimitz, Esq.
          Katten Muchin Zavis                       Sidley & Austin
   525 West Monroe Street, Suite 1600                Bank One Plaza
      Chicago, Illinois 60661-3693                 10 South Dearborn
             (312) 902-5200                     Chicago, Illinois 60603
                                                     (312) 853-7000

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
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
            Title of each class of             Proposed maximum    Amount of
         securities to be registered            offering price  registration fee
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
Common Stock, $.01 par value..................    $5,606,250       $1,481(1)

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(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act of 1933, as amended.

                                ---------------

   The Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933.

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

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   This Registration Statement is being filed with the Securities and Exchange Commission (the "SEC") by Career Education Corporation (the "Company") pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended. This Registration Statement hereby incorporates by reference the contents of the Company's Registration Statement on Form S-3 (Registration No. 333-33550), including exhibits thereto, relating to the offering of up to $86,580,625 in proposed maximum aggregate offering price of the Company's common stock, par value $0.01 per share.

                                 CERTIFICATION

   We hereby certify to the SEC that we have instructed our bank to pay the SEC the filing fee of $1,481 for the shares of common stock being registered hereby as soon as practicable, but in no event later than the close of business on May 5, 2000; that we will not revoke such instructions; that we have sufficient funds in the relevant account to cover the amount of the filing fee; and that we undertake to confirm receipt of such instructions by the bank on May 5, 2000.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and State of Illinois on the 4th day of May, 2000.

                                          Career Education Corporation

                                                   /s/ John M. Larson
                                          By: _________________________________
                                                       John M. Larson
                                              Chairman of the Board, President
                                                             and
                                                   Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 4, 2000.

                 Signature                                     Title
                 ---------                                     -----


          /s/ John M. Larson                Chairman of the Board, President, Chief
___________________________________________ Executive Officer (Principal Executive
              John M. Larson                Officer) and a Director

                     *                      Senior Vice President, Chief Financial
___________________________________________ Officer, Treasurer and a Director
             Patrick K. Pesch               (Principal Financial and Accounting
                                            Officer)

                     *                      Director
___________________________________________
             Robert E. Dowdell

                     *                      Director
___________________________________________
              Thomas B. Lally

                     *                      Director
___________________________________________
              Wallace O. Laub

                     *                      Director
___________________________________________
              Keith K. Ogata


          /s/ John M. Larson
*By: _____________________________________
              John M. Larson
           as Attorney-in-Fact

                                 EXHIBIT INDEX

  Exhibit                            Description
  -------                            -----------
  5        Opinion of Katten Muchin Zavis as to the legality of the
           securities being registered (including consent)
 23.1      Consent of Arthur Andersen LLP
 23.2      Consent of Katten Muchin Zavis (contained in its opinion to be filed as Exhibit 5 hereto)
 24        Power of Attorney (incorporated by reference to Exhibit 24 to the Company's Registration Statement on Form S-3, Registration
           No. 333-33550)